Exhibit 3.1

NEW YORK CITY REIT, INC.

ARTICLES OF AMENDMENT

New York City REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of New York City REIT, Inc., a Maryland corporation (the “Company”), is hereby amended to provide that, upon the Effective Time (as defined below), every eight shares of Class A Common Stock, $0.01 par value per share, of the Company which were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Class A Common Stock, $0.08 par value per share, of the Company, with the holder of any fraction of a share of Class A Common Stock that would otherwise have resulted from the foregoing change receiving cash in an amount determined based on the volume-weighted average price of the Common Stock on the NYSE on January 11, 2023.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-309(e) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Company effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:00 p.m., Eastern Time, on January 11, 2023 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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SIGNATURES

IN WITNESS WHEREOF, New York City REIT, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President, and attested by its Chief Financial Officer, Treasurer and Secretary, on this 10th day of January, 2023.

ATTEST:

By:	/s/ Christopher J. Masterson	By:	/s/ Edward M. Weil, Jr.
	Name: Christopher J. Masterson		Name: Edward M. Weil, Jr.
	Title: Chief Financial Officer, Treasurer and Secretary		Title: Chief Executive Officer and President

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